CERTIFICATE OF DETERMINATION OF PREFERENCES

                                       OF

                SERIES D CONVERTIBLE PAY-IN-KIND PREFERRED STOCK,

                                       OF

                              THE RIGHT START, INC.

                     (Pursuant to Section 401 of the General

                   Corporation Law of the State of California)

                   -------------------------------------------

                  The undersigned, Jerry R. Welch and Raymond P. Springer, hereby certify that (1) they are the President and Chief Executive Officer, and the Chief Financial Officer and Secretary, respectively, of The Right Start, Inc., a California corporation (the "Corporation"), and (2) under authority given by the Corporation's Second Amended and Restated Articles of Incorporation (the "Restated Articles"), the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

                  WHEREAS, the Restated Articles provide for a class of shares known as "Preferred Stock," issuable from time to time in one or more series;

                  WHEREAS, the Board of Directors of the Corporation is authorized to determine the rights, preferences, privileges, and restrictions granted to or imposed on any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them;

                  WHEREAS, the Restated Articles provide that the Corporation is authorized to issue Two Hundred and Fifty Thousand (250,000) shares of Preferred Stock;

                  WHEREAS, the Corporation has issued 98,500 shares of Preferred Stock and the Board of Directors of the Corporation desires to determine the rights, preferences, privileges, and restrictions relating to one (1) additional series of Preferred Stock and the number of shares constituting and the designation of such series;

                  WHEREAS, the Board of Directors of the Corporation has determined that eighty thousand (80,000) shares of Preferred Stock shall be designated as Series D Convertible Pay-in-Kind Preferred Stock;

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article III of the Restated Articles, the Board of Directors hereby creates the Corporation's Series D Convertible Pay-in-Kind Preferred Stock and determines the designation of, number of shares constituting, and the rights, preferences, privileges, and restrictions relating to the Series D Convertible Pay-in-Kind Preferred Stock as follows:

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          I.  Designation  and  Amount.  The number of shares  constituting  the
     Series D Convertible Pay-in-Kind Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), shall be eighty thousand (80,000) shares.

          II. Dividends and Distributions.

              A. Dividends. The holders of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds of the Corporation legally available therefor, on any shares of Series D Preferred Stock that have not been converted pursuant to Section IV, dividends, at the rate of eight dollars ($8.00) per share per annum, or 8% per annum of the liquidation preference of one hundred dollars ($100.00) per share, on the Series D Preferred Stock, which dividends shall be cumulative, shall accrue on a daily basis without interest from the date of issuance, and shall be payable in cash or in kind, at the Corporation's option, quarterly in arrears on December 1 and June 1 of each year (each a "Series D Payment Date"), commencing December 1, 2000 (except that if any such date is not a Business Day, then such dividend shall be payable on the next succeeding day that is a Business Day) to the holders of record as they appear on the stock transfer books of the Corporation on such record dates as are fixed by the Corporation's Board of Directors not more than 60 nor less than 10 days preceding the Series D Payment Dates for such dividends. The accumulation and accrual of dividends on the Series D Preferred Stock after December 1, 2000, shall occur regardless of whether or not the Corporation shall have funds legally available for the payment of dividends. The amount of dividends payable per share of Series D Preferred Stock for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360 day year consisting of twelve 30-day months. On each Series D Payment Date the Corporation may pay, at its option and in its sole discretion, in lieu of the payment of dividends in cash on the Series D Preferred Stock, dividends on all outstanding shares of Series D Preferred Stock in whole, or in part, through the issuance of additional shares of Series D Preferred Stock ("PIK Shares"), having an aggregate liquidation preference equal to the amount of such dividends. On each such Series D Payment Date that the Company elects to deliver PIK Shares, the Company shall issue and deliver PIK Shares to the holders of Series D Preferred Stock entitled to such dividend payments. The issuance of such PIK Shares shall constitute "payment" of the related dividend for all purposes of this Certificate of Designation.

              In no event, so long as any Series D Preferred Stock shall remain outstanding, shall (i) any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Common Stock, or any other capital stock of the Corporation ranking junior as to the payment of dividends ("Junior Dividend Stock"), other than a dividend or distribution payable in shares of Common Stock or Junior Dividend Stock, unless and until all accrued and unpaid dividends on the Series D Preferred Stock, including the full dividend for the then current period, shall have been paid or declared and set apart for payment, (ii) (A) except as set forth in clause (B) following, any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any of the Corporation's Series A Mandatorily Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), the Corporation's Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock") and the Corporation's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock," and, together with the Series A Preferred Stock , the Series C Preferred Stock and any other capital stock of the Corporation ranking on a parity as to the

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              payment of dividends, the "Parity Dividend Stock"), for any period
              unless   and   until   cumulative    dividends   have   been,   or
              contemporaneously are, paid or declared and set apart for such payment of the Series D Preferred Stock and such Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends and (B) when dividends are not paid in full upon the Series D Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of Series D Preferred Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Series D Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series D Preferred Stock and Parity Dividend Stock bear to one another, (iii) without the written consent of the holders of not less than 50% of the outstanding shares of Series D Preferred Stock, any shares of Common Stock, Junior Dividend Stock or Parity Dividend Stock be purchased or redeemed by the Corporation, nor
              (iv) any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock, Junior Dividend Stock or Parity Preferred Stock.

              Dividends shall be payable to the holders of record on the record date established by the Board of Directors of the Corporation (the "Record Date"), which date shall be no less than 10 days prior to each Series D Payment Date.

              B. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to receive with respect to each share, out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, plus a sum equal to One Hundred Dollars ($100.00) per share (the "Series D Preferred Liquidation Preference"), and no more, before any payment shall be made or any assets distributed to holders of Common Stock or any other capital stock of the Corporation ranking junior as to the payment upon liquidation, dissolution or winding up including, without limitation, all series of Preferred Stock hereafter issued by the Corporation (unless such later issued series has parity or is senior in priority, and has been permitted under Section III) (collectively, "Junior Liquidation Stock") and, after June 1, 2002, after all liquidation preference payments to which holders of the Series A Preferred Stock are entitled shall have been made. The Series D Preferred Stock shall be senior as to liquidation to the Common Stock and all Junior Liquidation Stock and, after June 1, 2002, junior to the Series A Preferred Stock. In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series D Preferred Stock and any other class or series of the Corporation's capital stock which has or may hereafter have parity as to liquidation rights with the Series D Preferred Stock (including, the Series A Preferred Stock (prior to June 1, 2002 only), the Series B Preferred Stock and the Series C Preferred Stock, the "Parity Liquidation Stock"), the holders of the Series D Preferred Stock and the holders of the Parity Liquidation Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the Series D Preferred Stock, the holders of such shares shall not be entitled to any further participation in any

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              distribution  of  assets  by the  Corporation.  Neither  a merger, consolidation, or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this
              Section II.B. (unless in connection therewith the liquidation of the Corporation is specifically approved by the shareholders of the Corporation). The holder of any shares of Series D Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section II.B. until such holder shall cause to be delivered to the Corporation (i) certificate(s) representing such shares of Series D Preferred Stock and (ii) transfer instruments satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free and clear of any adverse interest.

          III.Voting Rights. So long as any Series D Preferred Stock shall be outstanding, consent of the holders of at least a majority of the shares of Series D Preferred Stock (unless the consent of a greater percentage is required by applicable law or the Corporation's articles of incorporation as then in effect), voting together as a single class, will be required for
     (a) each amendment of the Corporation's articles of incorporation as then in effect which adversely affects the relative rights, preferences, qualifications, limitations or restrictions of the Series D Preferred Stock, (b) any action that, except as contemplated herein, creates any new class or series of shares having preference over or being on a parity with the Series D Preferred Stock in respect of the payment of dividends, upon liquidation, dissolution or winding up of the Corporation, or (c) any reclassification of the Series D Preferred Stock. Except for such consent rights and such voting rights as may be provided by applicable law or herein, the Series D Preferred Stock shall have no voting rights as a separate series except the right to vote as a separate series within the class of preferred stock as to any matters regarding the modification of the rights, privileges or terms of the Series D Preferred Stock. Any required vote of the Series D Preferred as a separate series will be accomplished by the vote of a majority of the shares of such series. A class vote on the part of the Series D Preferred Stock specifically shall not be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock that ranks junior to the Series D Preferred Stock in respect of the payment of dividends, upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Corporation not convertible into or exchangeable, directly or indirectly, for stock ranking prior to the Series D Preferred Stock in respect of the payment of dividends, upon liquidation, dissolution or winding up of the Corporation.

     IV. Conversion

          A. Voluntary Conversion.


               (i) Right to Convert. Any time, and from time to time, each share of Series D Preferred Stock shall, at the option of the holder thereof, be convertible into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the Series D Preferred Liquidation Preference by two dollars ($2.00), as adjusted from time to time as provided herein (the "Conversion Rate") and by surrender of such share of Series D Preferred Stock so to be converted in the manner provided in
               Section IV.A.(ii). The Conversion Rate shall initially be two dollars ($2.00) per share of Common Stock delivered in exchange for Series D Preferred Stock as set forth above and shall be subject to adjustment and readjustment from time to time as set forth in Section IV.D.

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


               (ii) Mechanics of Conversion. In order to exercise the conversion privilege, the holder of one or more shares of Series D Preferred Stock to be converted shall surrender such shares to the
               Secretary of the Corporation at the Corporation's principal offices, accompanied by the funds, if any, required to pay transfer or similar taxes and shall give written notice (the "Conversion Notice") to the Corporation that such holder elects to convert all or a specified number of such shares and stating in such Conversion Notice, his name or the name or names of his nominees in which he wishes the certificate or certificates for Common Stock to be issued, together with instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney. As promptly as practicable after the surrender of such shares of Series D Preferred Stock and the receipt of the Conversion Notice, instruments of transfer and funds to pay any transfer or similar tax, if any, as aforesaid, the Corporation shall issue and deliver at such offices to such holder of Series D Convertible Preferred Stock, or to his nominee or nominees, a certificate or certificates representing the number of shares of Common Stock and a check or cash with respect to any fractional interest in a share of Common Stock to which he shall be entitled as aforesaid in accordance with Section IV.C and, if less than the full number of shares of Series D Preferred Stock evidenced by such surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of Series D Preferred Stock evidenced by such surrendered certificate less the number of such shares of Series D Preferred Stock being converted. Any conversion made at the election of a holder of Series D Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date of such surrender of such shares to be converted, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

          B. Forced Conversion.

               (i) Change of Control. The Series D Preferred Stock shall be convertible in full by the Corporation at the Conversion Rate upon the occurrence of a Change of Control. For purposes of this Certificate of Determination, "Change of Control" shall be defined as:

                    a. any merger or consolidation of the Corporation where the Corporation is not the surviving entity or as a result of which Kayne Anderson and its Affiliates cease to beneficially own (as beneficial ownership is defined in Rule 13d-3 of the Exchange Act) and control, directly or indirectly, at least twenty-five (25%) percent of the issued and outstanding shares of capital stock of the Corporation entitled (without regard to

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                         the  occurrence  of any  contingency)  to vote  for the
                         election of a majority of the members of the Board of Directors of the Corporation; or

                    b. any sale or transfer of all or substantially all of the Corporation's assets or stock.

               (ii) Trading Price Level. On or after October 6, 2001, if the Closing Price per share of the Corporation's Common Stock is three dollars $3.00 or greater for 20 consecutive trading days, the Corporation may, within 15 business days following such 20th consecutive trading day, convert any or all of the outstanding shares of Series D Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Rate. For purposes of this Certificate of Determination, the term "Closing Price" on any day shall mean the last reported sales price on such day or, in case no such sale takes place on such day, the average of the reported closing high and low quotations, in each case on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal national securities market or quotation system on which the Common Stock is then traded or quoted, or, if the Common Stock is then not so traded or quoted, on the Nasdaq National Market, or, if the Common Stock is not listed on the Nasdaq National Market, the average of the high bid and low-asked quotations of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if no such quotations are available, the fair market value of the Common Stock as determined by any New York Stock Exchange member firm selected from time to time by the Board of Directors for such purpose.

               (iii) Mechanics of Conversion. Notice of any forced conversion of the Series D Preferred Stock ("Forced Conversion Notice") specifying the time of conversion, the Conversion Rate and the fact of the occurrence of a Change of Control or the Closing Price history of the Corporation's Common Stock, as applicable, and the paragraph pursuant to which such conversion is required, shall be mailed by certified or registered mail, return receipt requested, at the address for such holder shown on the Corporation's records not more than one hundred twenty (120) nor less than thirty (30) days prior to the date on which such conversion is to be made, with respect to the Series D Preferred Stock. Upon mailing any Forced Conversion Notice, the Corporation shall issue and deliver at its principal offices to such holder of Series D Preferred Stock, or to his nominee or nominees, a certificate or certificates representing the number of shares of Common Stock and a check or cash with respect to any fractional interest in a share of Common Stock to which he shall be entitled as aforesaid in accordance with the Section IV.C. Any conversion made at the election of the Corporation shall be deemed to have been made immediately prior to the close of business on the date of such mailing, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock

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

               on such date. On the date of such mailing, the certificates representing the Series D Preferred Stock shall be null and void and shall no longer represent an interest in the Corporation and dividends shall cease to accrue thereon. Any Forced Conversion Notice that is mailed as provided in this subsection (iii) shall be conclusively presumed to have been duly given, whether or not the holder of the Series D Preferred Stock receives such notice; and failure to give such notice or any defect in such notice shall not affect the validity of the proceedings for the forced conversion of Series D Preferred Stock.

          C. Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. If more than one share of Series D Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed using the product of One Hundred Dollars ($100.00) multiplied by each such share so surrendered. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any shares of Series D Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the closing price of the Common Stock (as reported on the national exchange or quotation system on which the Common Stock is then traded; or, if the Common Stock is not then traded on such an exchange or system, as determined in good faith by the Board of Directors of the Corporation) on the Business Day next preceding the day of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such shares.

          D. Adjustments to Conversion Rate:

               1. Stock Dividends, Subdivisions and Combinations. In case at any time or from time to time after the Preferred Stock Issuance Date the Corporation shall, subject to the restrictions set forth in Section
          IV.D.:

               (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock,

               (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or

               (iii) combine its outstanding shares of Common Stock into a smaller number of shares,

               then in each such case the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Corporation which he would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision or combination.

               E. No impairment. The Corporation will not through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section IV and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of shares of Series D Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation (i) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid nonassessable shares of stock on the conversion of the Series D Preferred Stock, and (ii) will not take any action which results in any adjustment of the Conversion Rate if the total number of shares of Common Stock issuable after the action upon the conversion of all of the shares of Series D Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Restated Articles and available for the purpose of issue upon such conversion.

               F. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this
          Section IV, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the number of shares of Common Stock then outstanding or deemed to be outstanding, and (ii) the Conversion Rate in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof, showing how such Conversion Rate was calculated. The Corporation shall, as promptly as practicable following its receipt of the written request of any holder of shares of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) the Conversion Rate at the time in effect, showing how it was calculated and (ii) the number of shares of Common Stock which at the time would be received upon the conversion of the Series D Preferred Stock.

               G. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series D Preferred Stock at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          V. Miscellaneous. This Certificate of Determination shall also be governed by the following:

               A. Amendment and Waiver. This Certificate of Determination may be amended or otherwise altered in accordance with applicable law and
          Section III. No amendment, modification or waiver of any provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege hereunder, shall operate as a waiver, amendment or modification of any provision of this Certificate of Determination.

               B. Reacquired Shares. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock of the Corporation, undesignated as to series.

               C. Registration. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Series D Preferred Stock. Upon the surrender of any certificate representing Series D Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series D Preferred Stock represented by the surrendered certificate (and the Corporation forthwith shall cancel such surrendered certificate), subject to the requirements of applicable securities laws and any other applicable restrictions. Each such new certificate shall be registered in such name and shall represent such number of shares of Series D Preferred Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

               D. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit and indemnity of the registered holder, including a bond if so requested by the Corporation, shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, Series D Preferred Stock and, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is a financial institution, its own agreement of indemnity shall be satisfactory), or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Common Stock or Series D Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

               E. Definitions. The following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:

               "Affiliate" of a Person means a Person that directly or indirectly controls, or is controlled by, or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

               "Business Day" means any day which is not a Saturday or a Sunday or a public holiday or a day on which banks are required or permitted to close under the laws of the State of California.

               "Common Stock" means the Common Stock of the Corporation without par value.

               "Conversion Rate" shall have the meaning set forth in Section IV.A.1.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at any applicable time.

               "Person" shall include an individual, a corporation, a limited liability company, an association, a partnership, a limited liability partnership, a trust or estate, a government or any agency or political subdivision thereof, or any other entity.

               "Preferred Stock Issuance Date" means the date on which the Corporation first issues any shares of Series D Preferred Stock.

               F. Preemptive Rights. The Series D Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

          VI. Notices. All notices provided hereunder shall be in writing and shall be delivered by courier, messenger, registered or certified mail, return receipt requested, postage prepaid or by facsimile, receipt confirmed by sender and will be deemed to have been given when so mailed (or receipt confirmed in the case of a facsimile) (i) to the Corporation, at its principal executive offices and (ii) to the holder of Preferred Stock, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder in notice to the Corporation conforming with this Section VI).

          VII. Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series D Preferred Stock.

     The undersigned, Jerry R. Welch and Raymond P. Springer, further certify that the number of shares of Series D Convertible Pay-in-Kind Preferred Stock is 80,000 shares, none of which shares have been issued.

     The undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his or her own knowledge.

Date:    October 4, 2000                   /s/ Jerry R. Welch
                                           Jerry R. Welch
                                           President and Chief Executive Officer





Date:    October 4, 2000                   /s/ Raymond P. Springer
                                           Raymond P. Springer
                                           Secretary and Chief Financial Officer